Exhibit 10.1

November 7, 2013

Ann Johnson

[Address]

Dear Ann:

On behalf of Qualys, Inc. (“Qualys” or “Company”), I am pleased to offer you the position of President and COO, reporting to Philippe Courtot, Chairman and CEO. Your location of work will be New Jersey. The details of your offer are outlined below:

Salary:	$250,000* (Annual Salary)
*To be paid semi-monthly. Less payroll deductions and all required withholding.

Incentive Payment:

You will be eligible to receive up to $50,000 a quarter. The terms of the incentive payment will be determined soon after you begin employment. Your prorated incentive payment will be guaranteed during your employment for Q4 2013.

Benefits:	You will be eligible for the following standard Company benefits as of the first of the month following date of hire: Medical and Dental Insurance, 401k plan, Flexible Spending, 4 weeks Vacation, Sick Leave, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions, available for your review. Qualys may modify compensation and benefits from time to time as it deems necessary.

Severance:	Should your employment be terminated without cause within one year of employment, you will be entitled to a lump-sum severance payment equal to six months of base salary at your final rate of pay, provided you sign Qualys’ Severance agreement and General Release of Claims (the “Release”) and the Release becomes effective and irrevocable no later than 60 days following your separation date (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance under this letter. In no event will the severance payment be paid until the Release becomes effective and irrevocable. The severance payment will be payable on the first payroll date following the Release Deadline.

Stock:	We will recommend to the Board of Directors that you be granted a stock option to purchase 160,500 shares of Common Stock (the “Option”) under Qualys’ 2012 Equity Incentive Plan (the “2012 Plan”). Your Option will be subject to a four-year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your shares under your Option would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. However, 50% of the then unvested shares subject to the Option shall accelerate and vest if: (i) the Company incurs a “change in

Qualys, Inc.

1600 Bridge Parkway, Redwood Shores, CA 94065

T 650 801 6100  F 650 801 6101  www.qualys.com

control” (as defined in the 2012 Plan); and (ii) your employment is terminated by the Company other than for “cause” (as defined in the 2012 Plan), death or disability or you resign for “good reason” (as defined in the 2012 Plan), in each case, during the period on, and 12 months following, a change in control.

Section 409A:	Any severance payments or benefits payable pursuant to this letter and any other severance payments or separation benefits, that in each case, when considered together are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code and the Treasury Regulations and official guidance thereunder (collectively, “Section 409A”), will not become payable unless you incur a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits pursuant to this letter or other severance payments or benefits, in each case, that would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you incur a “separation from service” within the meaning of Section 409A.

To the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of Deferred Payments will be delayed until the date that is six (6) months and one (1) day following your separation from service; provided, however, that in the event of your death following your separation from service but before the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this sentence will be payable in a lump sum as soon as administratively practicable after the date of your death, and any other payments or benefits due will be payable in accordance with the payment schedule applicable to them.

Each payment and benefit payment under this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company intends that all severance payments and benefits made under this letter are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

As a Qualys employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Qualys’ proprietary information.

Your employment relationship with Qualys is at-will. You may terminate your employment with Qualys at any time and for any reason whatsoever simply by notifying Qualys. Likewise, Qualys may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with Qualys. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Your employment is contingent upon providing evidence of your legal right to work in the United States as required by the US Citizenship and Immigration Services.

We look forward to your acceptance of employment with Qualys under the terms described above. To accept this offer, please sign and date this letter. Please return the original offer letter along with the Employee Proprietary Information and Inventions Agreement in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on Monday, November 11, 2013 and is contingent upon successful reference checks and a satisfactory background check.

Ann, we are excited about you joining our team. If you have any questions, please feel free to call me at (650) 801-6151.

Sincerely,

/s/ Rima Touma Bruno

Rima Touma Bruno

VP, Human Resources

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Ann Johnson	November 7, 2013	November 25, 2013
Ann Johnson